Exhibit 99.1

BRE FINANCIAL NEWS
Investor Contact: Edward F. Lange, Jr., 415.445.6559 Media Contact: Thomas E. Mierzwinski, 415.445.6525

HOLD FOR RELEASE 01/30/07 4:45 EASTERN

BRE PROPERTIES REPORTS FOURTH QUARTER & YEAR 2006 RESULTS

January 30, 2007 (San Francisco) – BRE PROPERTIES, INC., (NYSE:BRE) today reported operating results for the quarter and 12-month period ended December 31, 2006. All per share results are reported on a fully diluted basis.

Fourth Quarter 2006

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $32.6 million, or $0.62 per share, during fourth quarter 2006, as compared with $32.9 million, or $0.62 per share, for the quarter ended December 31, 2005. The fourth quarter 2005 FFO included a gain on sale of a minority interest in a partnership totaling approximately $4.6 million, or $0.09 per share. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the fourth quarter totaled $12.8 million, or $0.25 per share, as compared with $13.9 million, or $0.27 per share, for the same period 2005.

Total revenues from continuing operations for the quarter were $84.6 million, as compared with $78.2 million a year ago. Adjusted EBITDA for the quarter totaled $56.3 million, as compared with $54.8 million in fourth quarter 2005. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

12 Months Ended December 31, 2006

For the year, FFO totaled $141.7 million, or $2.67 per share, as compared with $113.3 million, or $2.15 per share, for the 12-month period 2005. FFO for the 12 months ended December 31, 2006 included two nonroutine income items totaling $23.0 million, or $0.43 per share: (i) recoveries from a litigation settlement, totaling $19.5 million, or $0.36 per share; and (ii) income from gains on sales of excess land in Bellevue, Washington and Anaheim, California, totaling $3.5 million, or $0.07 per diluted share. FFO for 2005 included two nonroutine income items totaling $5.6 million, or $0.11 per share: (a) approximately $4.6 million, or $0.09 per share, of gains from the sale of a partnership interest; and (b) approximately $1.0 million, or $0.02 per share, of income received from the settlement of bankruptcy proceedings associated with VelocityHSI.

Net income available to common shareholders for the 12-month period totaled $102.3 million, or $1.96 per share, as compared with $63.1 million, or $1.22 per share, for the same period 2005. In addition to the two nonroutine income items referenced above for 2006, the 12-month results also included a net gain on sales totaling $38.3 million, or $0.73 per share. Results for the 12-month period in 2005 include a net gain on sales totaling $26.9 million, or $0.52 per share.

Total revenues from continuing operations for the 12 months ended December 31, 2006 were $330.0 million, as compared with $298.1 million for the same period in 2005. Adjusted EBITDA for the year totaled $218.5 million, as compared with $206.5 million in year 2005. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

BRE’s positive year-over-year earnings and FFO results were driven primarily by improved same-store property-level operating results and income from acquisitions and newly developed properties. Positive overall net operating income (NOI) growth was offset by higher interest expense.

Year-over-year same-store NOI growth was 6.5% and 5.9% for the quarter and year-to-date periods, respectively. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) For the fourth quarter, same-store NOI increased $3.3 million relative to the same period in the prior year. Acquisition activities during 2005 increased fourth quarter 2006 NOI by $450,000, as compared with the same period in the prior year. Lease-up properties generated $1.1 million in additional NOI during the quarter, as compared with fourth quarter 2005.

Interest expense decreased to $19.4 million during fourth quarter 2006, from $20.6 million in fourth quarter 2005; and increased to $80.2 million, from $76.6 million in the respective 12-month periods. The year–over-year annual increase reflects the issuance of $460 million in convertible senior notes in August 2006 as well as a rising short-term interest rate environment.

Other Expenses recorded during 2006 totaled $1.1 million, or $0.02 per share, reflecting $561,000 of litigation-related charges and $576,000 associated with the early retirement of debt. Other Expenses recorded during the year ended December 31, 2005 totaled $2.7 million, or $0.05 per share, representing litigation-related charges.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 22,680 apartment units owned directly by BRE, same-store units totaled 20,385 for the quarter and 19,104 for the year-to-date period.

On a year-over-year basis, overall same-store NOI growth was driven by revenue growth of 5.3% for the quarter and 6.2% for the annual period. In addition, NOI growth was supported by 71% operating margins for the quarter and 69% operating margins for the 12-month period. Average same-store market rent for fourth quarter 2006 increased 6.1% to $1,358 per unit, from $1,280 per unit in fourth quarter 2005. Same-store physical occupancy levels averaged 93% during fourth quarter 2006, as compared with 95% in the same period 2005. Rent concessions in the same-store portfolio remain small, totaling $280,000, or 2.3 days rent, for fourth quarter 2006 as compared with $400,000, or 2.4 days rent, for the prior year.

For the fourth quarter and year-to-date periods, property-level operating expense increased 2.5% and 7.0%, respectively. As reported during the year, items contributing to greater-than-normalized expense growth include resident turnover costs, payroll and property insurance.

On a sequential basis, same-store NOI growth was 3.3%, driven primarily by a reduction in operating expenses from the third quarter. Revenue and market rents were flat sequentially. Occupancy dropped to 93% in the fourth quarter, from 94% in the third quarter. Fourth quarter 2006 results reflect a return to normal seasonal patterns, which were not evident during the same period in 2005, at the initial stages of the multifamily sector recovery.

Acquisition and Development Activity

During fourth quarter 2006, BRE acquired Carmel Summit, with 246 units, located in San Diego, California, for a purchase price of approximately $53 million.

During fourth quarter 2006, the construction and delivery of units was completed at the Galleria at Towngate community, located in Moreno Valley, California. The property has 268 total apartment units, of which 190 units (or 71%) were occupied at the end of the quarter. For the year 2006, two additional Southern California development communities also were fully delivered and leased: The Heights in Chino Hills with 208 units, 192 (or 92%) of which are occupied; and Bridgeport Coast in Santa Clarita, with 188 units, 176 (or 94%) of which are occupied.

BRE currently has five communities under construction, with a total of 1,476 units, for an aggregate projected investment of $449.2 million and an estimated balance to complete totaling $206.7 million. Expected first delivery dates for these units range from first quarter 2007 through third quarter 2008. Four development communities are in Southern California; the other is located in Northern California.

BRE owns four land parcels representing 718 units of future development, and an estimated aggregate investment of $214.7 million upon completion. Construction starts for the four parcels are expected to occur during 2007. The land parcels are located in Southern California, Northern California, and the Seattle, Washington metro area.

Subsequent to the end of the year, BRE acquired a 3.3-acre land site in Los Angeles for approximately $66.5 million. The site represents 645 units of future development, and an estimated total investment of $352 million upon completion. Due to the terms of a pre-existing purchase option contract, the asset has been consolidated in accordance with GAAP on BRE’s December 31, 2006 balance sheet.

Earnings Outlook

As previously reported, management expects FFO for 2007 to range from $2.55 to $2.70 per share.

For the full year 2007, management expects EPS to be reported in a range of $1.05 to $1.20. EPS estimates for 2007 do not include projected gains or losses associated with property sales.

FFO and EPS estimates may be subject to fluctuation as a result of several factors, including any change to underlying operating fundamentals, the timing associated with acquisition and disposition activity, the incurrence of any unexpected charges, and any gains or losses associated with disposition activity.

Q4 2006 Analyst Conference Call

The company will hold a conference call on Wednesday, January 31, 2007, at 8:30 a.m. Pacific (11:30 a.m. Eastern) to review these results. The dial-in number to participate in the U.S. and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 4673212. A telephone replay of the call will be available for 30 days at 800.642.1687 or 706.645.9291 international, using the same ID# 4673212. A link to the live webcast of the call will be posted on www.breproperties.com, in Investors, on the Corporate Profile page. A webcast replay will be available for one month following the call.

About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 81 apartment communities totaling 22,680 units in California, Arizona and Washington. The company currently has nine other properties in various stages of development and construction, totaling 2,194 units, and joint venture interests in nine additional apartment communities, totaling 2,672 units.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intonations. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no liability to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Fourth Quarter 2006

(Unaudited, dollar amounts in thousands except per share data)

	December 31, 2006	December 31, 2005
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,726,159	$2,530,046
Construction in progress	242,509	171,423
Less: accumulated depreciation	(401,893)	(330,067)

	2,566,775	2,371,402

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	38,846	10,088
Real estate held for sale, net	—	195,447
Land under development	146,659	62,458

Total real estate portfolio	2,752,280	2,639,395
Cash	10,082	18,543
Other assets	61,129	46,452

TOTAL ASSETS	$2,823,491	2,704,390

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Unsecured senior notes	$1,290,000	$980,000
Unsecured line of credit	115,000	301,000
Secured line of credit	75,000	75,000
Mortgage loans	188,910	204,574
Accounts payable and accrued expenses	77,192	55,999

Total liabilities	1,746,102	1,616,573

Minority interests	100,544	61,675

Shareholders' equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 10,000,000 shares with $25 liquidation preference issued and outstanding at December 31, 2006 and December 31, 2005, respectively.	100	100
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,484,614 and 51,312,097 at December 31, 2006 and 2005, respectively.	505	513
Additional paid-in capital	976,240	1,025,529

Total shareholders' equity	976,845	1,026,142

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,823,491	$2,704,390

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Twelve Months Ended December 31, 2006 and 2005

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 12/31/2006	Quarter ended 12/31/2005	Twelve months ended 12/31/2006	Twelve months ended 12/31/2005
REVENUE
Rental income	$80,953	$74,884	$315,145	$284,898
Ancillary income	3,607	3,298	14,823	13,235

Total revenue	84,560	78,182	329,968	298,133
EXPENSES
Real estate expenses	$24,674	$22,625	$102,534	$92,201
Depreciation	18,975	18,313	74,834	71,035
Interest expense	19,357	20,604	80,199	76,553
General and administrative	4,724	4,963	17,881	17,816
Other expenses	—	1,182	1,138	2,670

Total expenses	67,730	67,687	276,586	260,275
Other income	773	738	26,822	2,885

Income before minority interests, partnership income and discontinued operations	17,603	11,233	80,204	40,743
Minority interests	(720)	(915)	(3,422)	(3,535)
Partnership income	409	4,673	1,150	5,075

Income from continuing operations	17,292	14,991	77,932	42,283
Discontinued operations:
Discontinued operations, net (1)	—	3,343	3,961	11,768
Net gain on sales	—	—	38,302	26,897

Total discontinued operations	—	3,343	42,263	38,665
NET INCOME	$17,292	$18,334	$120,195	$80,948
Dividends attributable to preferred stock	4,468	4,468	17,873	17,873

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$12,824	$13,866	$102,322	$63,075

Net income per common share—basic	$0.25	$0.27	$2.01	$1.24

Net income per common share—assuming dilution	$0.25	$0.27	$1.96	$1.22

Weighted average shares outstanding—basic	50,410	51,240	50,925	50,930

Weighted average shares outstanding—assuming dilution	51,610	52,190	52,150	51,790

(1)	Details of net earnings from discontinued operations. For 2006 includes seven properties held for sale and contributed to a joint venture in April 2006. For 2005 also includes results from three properties sold during the first six months of 2005.

	Quarter ended 12/31/2006	Quarter ended 12/31/2005	Twelve months ended 12/31/2006	Twelve months ended 12/31/2005
Rental and ancillary income	—	$5,082	$6,646	$23,172
Real estate expenses	—	(1,739)	(2,685)	(8,163)
Depreciation	—	—	—	(3,241)

Income from discontinued operations, net	—	$3,343	$3,961	$11,768

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE's definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 12/31/06	Quarter Ended 12/31/05	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Net income available to common shareholders	$12,824	$13,866	$102,322	$63,075
Depreciation from continuing operations	18,975	18,313	74,834	71,035
Depreciation from discontinued operations	—	—	—	3,241
Minority interests	720	915	3,422	3,535
Depreciation from unconsolidated entities	262	209	844	836
Net gain on investments	—	—	(38,302)	(26,897)
Less: Minority interests not convertible to common	(229)	(405)	(1,446)	(1,495)

Funds from operations	$32,552	$32,898	$141,674	$113,330

Diluted shares outstanding—EPS	51,610	52,190	52,150	51,790
Net income per common share—diluted	$0.25	$0.27	$1.96	$1.22

Diluted shares outstanding—FFO	52,570	53,210	53,125	52,810
FFO per common share—diluted	$0.62	$0.62	$2.67	$2.15

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions, nonroutine items, and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 12/31/06	Quarter ended 12/31/05	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Net income available to common shareholders	$12,824	$13,866	$102,322	$63,075
Interest	19,357	20,604	80,199	76,553
Depreciation	18,975	18,313	74,834	74,276

EBITDA	51,156	52,783	257,355	213,904
Minority interests	720	915	3,422	3,535
Net gain on sales	—	—	(38,302)	(26,897)
Gain on sales of land	—	—	(3,485)	—
Gain on sale of partnership interest	—	(4,575)	—	(4,575)
Dividends on preferred stock	4,468	4,468	17,873	17,873
Other expenses	—	1,182	1,138	2,670
Red Hawk Settlement	—	—	(19,500)	—

Adjusted EBITDA	$56,344	$54,773	$218,501	$206,510

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs' NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter ended 12/31/06	Quarter ended 12/31/05	Twelve Months Ended 12/31/06	Twelve Months Ended 12/31/05
Net income available to common shareholders	$12,824	$13,866	$102,322	$63,075
Interest	19,357	20,604	80,199	76,553
Depreciation	18,975	18,313	74,834	74,276
Minority interests	720	915	3,422	3,535
Net gain on sales	—	—	(38,302)	(26,897)
Dividends on preferred stock	4,468	4,468	17,873	17,873
General and administrative expense	4,724	4,963	17,881	17,816
Other expenses	—	1,182	1,138	2,670

NOI	$61,068	$64,311	$259,367	$228,901

Less Non Same-Store NOI	6,341	12,922	66,850	47,036

Same-Store NOI	$54,727	$51,389	$192,517	$181,865